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                                                                    EXHIBIT 10.1

                          Merger Termination Agreement

     This Merger Termination Agreement (the "Agreement") is entered into as of this 28th day of August 1998, between Matrix Capital Corporation ("Matrix"), Fidelity National Financial, Inc. ("Fidelity") and MCC Merger, Inc. ("MCC Merger").

     WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Merger, dated as of March 25, 1998 (the "Merger Agreement") and mutually desire to terminate the Merger Agreement and to seek to engage to the extent permissible in certain other transactions and relationships; and

     WHEREAS, Matrix and Fidelity each may file with the Securities and Exchange Commission on their respective filings on Form 8-K a copy of the press release attached hereto as Appendix A (the "Press Release").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows:

                                   ARTICLE I

                      TERMINATION OF THE MERGER AGREEMENT

     1.1 Matrix, Fidelity and MCC Merger hereby agree to the mutual termination of the Merger Agreement in accordance with Section 9.1(i) of the Merger Agreement.

     1.2 Matrix and Fidelity shall as soon as practicable following the execution of this Agreement issue the Press Release.

     1.3 Matrix on one hand and Fidelity and MCC Merger on the other hand shall as soon as practicable following the execution of this Agreement execute mutual releases of the other party and its current, former and future officers, directors, employees, agents, shareholders, affiliates, predecessors and successors from any and all legal and equitable claims or causes of action, whether known or unknown or suspected to exist as of the date of the execution of such releases with respect to all matters relating to the Merger Agreement or the termination thereof, except that such releases shall not apply to a breach of any agreements entered into between the parties and/or their affiliates as contemplated by this Agreement, or for any liability relating to any securities class action lawsuit or shareholder derivative lawsuit against Matrix or its current, former and future officers, directors, employees, agents, shareholders, affiliates, predecessors and successors concerning the Merger Agreement or the termination thereof or administrative investigations or proceedings concerning the proposed merger or its termination,
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provided that the exclusion of such matters from the release shall terminate if
Matrix or its officers, directors, employees, agents, or other persons acting in concert therewith suggest, sponsor or otherwise encourage such securities class action lawsuit or shareholder derivative lawsuit.

     1.4 Each of the parties hereto agree to take all necessary steps to further the termination of the Merger Agreement effected by this Agreement, including without limitation, withdrawing from any proceedings concerning the Merger Agreement before any regulatory authorities.

                                   ARTICLE II

                          DEPOSIT AGREEMENT PROVISIONS

     2.1 Subject to the receipt of all required approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities, including, but not limited to, state departments of insurance in applicable states and the Office of Thrift Supervision or any successor agency thereto ("OTS"), and compliance with applicable law and regulations, Fidelity agrees that it shall maintain or cause to be maintained at the Matrix Capital Bank (the "Bank") in terms of average daily closing balances, at least $250 million in deposits, subject to a limitation of 33 percent of the collected balances of Fidelity's underwriters and underwritten title companies as provided for in Section 2.6 (the "33% Limitation"), and subject to the phase-in period and limitations described in
Section 2.2 of this Agreement for a period to extend for no longer than five and one-half years (the "Initial Term") from the date on which the first deposits are placed at the Bank, subject to extension pursuant to Section 2.6, and subject to the other terms and conditions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 of this Agreement. Not less than $200 million of such deposits shall be comprised of title escrows of Fidelity's underwriters and underwritten title companies (the "Title Deposits") and the remainder may be comprised of escrows from Section 1031 exchange transactions by Fidelity customers (the "1031 Deposits") except as otherwise provided in Section 2.3 hereof. Together the Title Deposits, the Section 1031 Deposits and any other deposits by Fidelity are referred to as the "Deposits."

     2.2 Subject in all respects to the satisfaction of the conditions set forth in Section 2.1 of this Agreement, the minimum amount of $250 million of deposits referred to in Section 2.1 of this Agreement will be in place by December 31, 1998, with at least one quarter of the total amount of such deposits to be placed at the Bank as of the end of the three month-end dates preceding December 31, 1998. Subject to the satisfaction of the conditions and limitations set forth in Section 2.1 of this Agreement, at least $62.5 million of such deposits shall be in place by September 30, 1998, an additional $62.5 million of such deposits shall be in place by October 31, 1998 and an additional $62.5 million shall be in place by November 30, 1998. The obligation of Fidelity to make or cause to be made such increasing levels of deposits shall be subject to the Bank's ability to provide service to Fidelity with respect to the Deposits comparable to the level of
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service that Fidelity is currently receiving from other depository institutions.
The parties acknowledge that the service obligations set forth on Appendix B constitute a standard that: (i) equals or exceeds in all material respects the service levels considered as of the date of this Agreement to be acceptable in the title and escrow industry, (ii) Fidelity is currently receiving from other depository institutions, and (iii) if satisfied by the Bank, would initially result in there being no material deficiencies in the level of service provided by the Bank. Matrix acknowledges that a high level of services in regard to the Deposits is critical to Fidelity's business. Matrix further acknowledges that the level of service required in regard to the Deposits may change from time to time due to, among other things, competitive factors and regulatory requirements. Fidelity shall promptly notify the Bank in writing of any material deficiencies in the level of service provided by the Bank. The Bank shall seek to correct such deficiencies within 15 days from the date such notice is given prior to December 31, 1998 and during this period any obligation by Fidelity to make additional deposits shall be suspended until such time as Fidelity and the Bank agree that the deficiencies are corrected. In the event of a disagreement as to whether deficiencies have been corrected, the parties shall agree on the selection of an independent industry expert, who shall determine whether the service provided by the Bank is equivalent to or exceeds in all material respects the service levels considered to be acceptable in the title and escrow industry. In the event the independent industry expert determines in a written report provided to both parties that the Bank's service levels meet these standards, the obligations of Fidelity shall recommence as if it were the date on which the notice of deficiency had been given. The Bank shall provide Fidelity with periodic financial statements as such statements become available to the public and shall, except as prohibited by law or regulation, promptly notify Fidelity if the Bank becomes subject to the provisions of OTS' Prompt Corrective Action regulations set forth at 12 C.F.R.
Part 565 as a result of the capital category to which the Bank is assigned.

     2.3 The Bank will pay to Rocky Mountain Support Services, Inc. ("Rocky Mountain"), for services rendered by Rocky Mountain to the Bank pursuant to a contract to be executed in a form similar to the Data Processing Services Agreement dated April 27, 1998 between Rock Mountain and the Bank, a fee not to exceed the sum of (i) the amount equal to the 90-day U.S. Treasury rate (the "Base Rate") less 100 basis points on the Title Deposits and (ii) the amount equal to the 30-day LIBOR rate (the "LIBOR Rate") less 8 basis points on the 1031 Deposits, provided, however, that if the Warrants (as defined in Section
3.3 hereof) shall not have been issued and delivered to Fidelity on or before the Rate Change Date (as hereinafter defined), the Base Rate shall thereafter, commencing on the Rate Change Date, be increased by 20 basis points above the rate that would otherwise prevail. "Rate Change Date" means the earliest to occur of that date (a) that is ten (10) days after the date on which notice of all required regulatory approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities is received, (b) on which notice of any regulatory disapproval is received, or (c) that is ninety (90) days from the date hereof in the event no notice of regulatory approval or disapproval is received. In order to satisfy the provisions of Section 2.1 of this Agreement relating to the amount of Title Deposits,
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Fidelity may choose in its discretion to substitute 1031 Deposits at the same rate provided for Title Deposits in this Section 2.3. Fidelity shall pay the Bank's standard fees, including wire fees other than as provided in Sections 6 and 7 of Appendix B hereto, maintenance fees, and other charges and fees relating to the Deposits. Such fees and charges shall be netted against the amounts payable to Rocky Mountain set forth above.

     2.4  Upon the occurrence of the following events, the term specified in
Section 2.1 of this Agreement, Fidelity shall, at its sole option, be entitled to remove the Deposits from the Bank in their entirety, as specified further herein, and Fidelity's obligations under Sections 2.1, 2.2, 2.5 and 2.6 of this Agreement shall terminate if:

     (1) either Fidelity notifies the Bank in writing of any material deficiencies in the level of service provided by the Bank and such deficiencies remain uncured for at least 30 days following notice to the Bank of such deficiencies. In the event of a disagreement as to whether such deficiencies exist or have been corrected, the parties shall agree on the selection of an independent industry expert who shall determine whether the service provided by the Bank equals or exceeds in all material respects the service levels considered to be acceptable in the title and escrow industry. In the event that the independent industry expert determines in a written report provided to both the Bank and Fidelity that service levels do not meet these standards, the Bank shall have 30 days to correct the deficiencies identified in the written report. If following that time the deficiencies are not corrected in the written determination of the independent industry expert, which shall be required to make such written determination within 15 days after the close of such 30-day period, Fidelity shall be entitled to withdraw its Deposits in total over a 120 day period beginning on the day after the second determination of the independent industry expert has been received by Fidelity and the Bank ("Deposit Determination Day"). Fidelity shall not withdraw an amount which exceeds more than 30 percent of its total Deposits as of the Deposit Determination Day in any 30 day period commencing on the Deposit Determination Day; or in the event the service levels set forth in Appendix B shall cease to equal in all material respects the service levels considered acceptable in the title and escrow industry, and Fidelity so notifies Matrix, then Matrix shall have 30 days to upgrade its service level to the level considered acceptable in the title and escrow industry. If within 15 days of the close of such 30-day period the service levels are not improved so as to equal or exceed the level considered acceptable in the title and escrow industry, Fidelity shall have the right to withdraw its Deposits on the same basis as provided in this Section 2.4(1); or

     (2) the Bank shall report in a filing with the OTS that it does not meet any of the minimum regulatory capital requirements applicable to it, or the Bank becomes subject to the provisions of OTS' Prompt Corrective Action regulations set forth at 12 C.F.R. Part 565 as a result of the capital category to which the Bank is assigned.
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     2.5  If Fidelity fails to maintain or cause to be maintained the minimum amount of deposits ("Specified Deposit Level") required under Sections 2.1 and
2.2 of this Agreement (a "Shortfall"), as determined on an average level on a quarterly basis, Fidelity shall pay Matrix, as liquidated damages, an amount in cash equal to the annualized spread of 200 basis points times the Shortfall for each such quarter (based on daily averages for the quarter); such payment shall be made by Fidelity within 10 days following the date on which Matrix notifies Fidelity in writing of such deficiency; provided, however, Fidelity shall not be required to make such payment if Fidelity agrees in writing within 10 days of receipt of the deficiency notice to maintain, and then maintains, Deposits in an amount sufficiently in excess of the Specified Deposit Level for the quarter following a quarter in which a Shortfall has occurred so as to equal or exceed the Shortfall for the preceding quarter, or Fidelity provides evidence to Matrix that such Shortfall results from the 33% Limitation.

     2.6 Notwithstanding any contrary provision of this Agreement, Fidelity shall at no time be obligated to maintain or to cause to be maintained Title Deposits at the Bank in excess of 33% of Fidelity's total Title Deposits (the "33% Limitation"). At all times during which the 33% Limitation serves to limit the Title Deposits at the Bank, the Specified Deposit Level shall be not less than the sum of (i) 33% of Title Deposits and (ii) $50 million of 1031 Deposits. If, for any measured quarter, the 33% Limitation causes a Shortfall, the provisions of Section 2.5 shall not apply, but instead the Initial Term of this Agreement will be extended (the "Additional Term") in accordance with the provisions of this Section 2.6. The Additional Term shall be equal to that number of quarters, rounded to the next whole number, which is equal to the Aggregate 33% Limitation Shortfalls divided by $250 million. The Aggregate 33% Limitation Shortfalls means the aggregate amount of all Shortfalls during the Initial Term caused by the 33% Limitation. During any Additional Term, the Deposits shall be maintained at the minimum amount required by Section 2.1, taking into consideration the 33% Limitation.

                                  ARTICLE III

                                OTHER AGREEMENTS

     3.1 Subject to the receipt of all required approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities, including, but not limited to, state departments of insurance in applicable states and the OTS, and compliance with applicable law and regulations, United Financial, an affiliate of Matrix will market Fidelity products and services through its network on terms and conditions and for a period of time satisfactory to both parties.

     3.2 Matrix and Fidelity will in good faith mutually investigate other strategic alliance opportunities.


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     3.3.  Subject to the receipt of all approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities, including the OTS, and compliance with applicable law and regulations, Matrix agrees to issue warrants exerciseable for the purchase of 150,000 shares of common stock, par value $.01 per share of Matrix (the "Warrants") at a price of 115 percent of the average of the closing bid and asked prices of Matrix's common stock on NASDAQ on the last trading day prior to the execution of this Agreement, such Warrants to be transferable and to be subject to customary terms and conditions, including Fidelity's right to one demand registration on terms customary in such registration and piggy-back registration rights provisions. With respect to the Warrants, Fidelity shall not be required to take any action that would cause Fidelity to be required to file an application with the OTS or any other regulatory agency to acquire control of Matrix or to rebut a presumption of control of Matrix. The issuance of the Warrants shall be subject to the execution of a definitive agreement.
The parties shall negotiate in good faith to reach mutually agreeable definitive agreements with respect to the Warrants. The Warrants shall have a vesting schedule granting Fidelity the right to exercise the Warrants on or after the date of this Agreement, provided however, that if on any date (the "Alternate Date") prior to the fourth anniversary of the date of this Agreement, Fidelity fails in accordance with the terms of this Agreement to maintain or cause to be maintained the Deposits or ceases to maintain or cause to be maintained the Deposits either because all required approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities have not been received or pursuant to Section
2.4 of this Agreement, then the last date on which the Warrants may be exercised will be the sixtieth day after the Alternative Date, after which date the Warrants shall be automatically canceled.

                                   ARTICLE IV

                                OTHER PROVISONS

     4.1 No provision of this Agreement shall require any party to this Agreement to take any action that would cause the party or any of its officers, directors, or employees to be subject to a claim that such party or such other persons are in violation of any applicable law, regulation or order. The parties agree that no provision of this Agreement shall require Fidelity to take any action nor shall any officer, director or employee have any obligation to change in any way any ownership interests with respect to Fidelity held by such officer, director or employee or any other party that is attributed to such officer, director or employee or to change in any respect such officer's, director's or employee's roles in regard to the board of directors or management of Fidelity, or to seek a modification or termination of any order applicable to such party, officer, director or employee. The parties acknowledge that they will mutually consult with the OTS or any other applicable regulatory agency with respect to the relationships identified in Articles II or III with Matrix or any entity that is wholly or partially owned by Matrix. The parties to this Agreement agree that if Fidelity is unable to engage in any of the relationships or transactions identified in Articles II or III due to such consultations with regulatory authorities, including the OTS, or if the parties are unable to obtain all required approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) from applicable regulatory authorities, including, but not limited to, state departments of insurance in applicable states and the OTS, or to conduct such relationships or transactions, or if the parties are unable to conduct such relationships or transactions in compliance with applicable law and regulations, none of the parties to this Agreement shall be deemed on the basis of any of the foregoing to be in breach of their obligations under this Agreement.

     4.2 Subject to Sections 3.3 and 4.1 of this Agreement, if this Agreement, any agreement contemplated by this Agreement, or the consummation of any transaction contemplated by this Agreement or such other agreement requires the approval (which shall include, where applicable, statements of non-objection by a regulatory authority) of any regulatory authorities, including, but not limited to, state departments of insurance in applicable states and the OTS, the parties to this Agreement shall cooperate with each other and with such regulatory authorities in good faith and shall use commercially reasonable efforts to obtain any and all such approvals promptly after execution of this Agreement.

     4.3 Each party hereby represents and warrants to the other parties as follows:

     (1) this Agreement has been duly executed on behalf of such party; all corporate action on the part of such party has been taken in order to duly execute, and deliver this Agreement and this Agreement is enforceable against such party in accordance with its terms;

     (2) other than any regulatory approvals (which shall include, where applicable, statements of non-objection by a regulatory authority) no consents or approval of any person or entity are necessary in connection with the execution, delivery and performance of this Agreement by such party and consummation by such party of the transactions contemplated by this Agreement; and

     (3) to the knowledge of such party, no regulatory approvals other than approvals which may be required from the OTS (which shall include, where applicable, statements of non-objection by a regulatory authority) are necessary in connection with the execution and delivery of this Agreement by such party and the maintaining of a depository relationship.

     4.4 This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     4.5 All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,
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          if to Fidelity or MCC Merger, to:

               Fidelity National Financial, Inc.
               3916 State Street, Suite 300
               Santa Barbara, California 93105
               Telecopy:  (805) 898-7191
               Attn:  Frank P. Willey, President

          with a copy to:

               Stradling Yocca Carlson & Rauth
               660 Newport Center Drive, Suite 1600
               Newport Beach, California 92660-6441
               Telecopy:  (714) 725-4100
               Attn:  C. Craig Carlson, Esq.

          if to Matrix, to:

               Matrix Capital Corporation
               1380 Lawrence Street, Suite 1410
               Denver, Colorado 80204
               Telecopy:  (303) 390-0952
               Attn:  Guy A. Gibson, President

          with a copy to:

               Jenkens & Gilchrist, P.C.
               1445 Ross, Suite 3200
               Dallas, Texas 75202
               Telecopy:  (214) 955-4300
               Attn:  Ronald J. Frappier, Esq.

     4.6 All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     4.7 Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment by Fidelity, MCC Merger and Matrix or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof of any other right, power or privilege.

     4.8 The provisions of this Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly set forth herein nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

     4.9 If any term, provision, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions of the Agreement shall remain in full force and effect and shall in no way be impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under the Agreement.

     4.10 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. The Agreement shall become effective when each party hereto shall have received counterparts hereto signed by all of the other parties hereto. The headings contained in this Agreement are for reference purposes only and shall not in any way alter the meaning or interpretation of this Agreement.

     4.11 All disputes between the parties hereto relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules then in effect of the American Arbitration Association pertaining to commercial arbitrations, or any successors thereto ("AAA") in Phoenix, Arizona, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event that the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding on the parties and shall be entered by any court of competent jurisdiction.

     4.12 Each party shall treat this Agreement as confidential proprietary information and shall not make this Agreement available to third parties or file it separately or as part of any document that is or may be made available to the public unless required by law, in which instance such party shall use its best efforts to obtain confidential treatment for this Agreement.

     4.13 This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral between the parties hereto with respect to the subject matter hereof.

     The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.  MATRIX CAPITAL CORPORATION


By:        /s/                         By:         /s/
   ----------------------------           ----------------------------
    Name:  Frank P. Willey                  Name:  Guy A. Gibson
    Title: President                        Title: President



MCC MERGER, INC.

By:        /s/
   -------------------------------
    Name:  Frank P. Willey
    Title: President